Amalgamated Financial Corp. Reports Fourth Quarter 2023 Financial Results: $170.8 Million Deposit Growth Excluding Brokered CDs; Net Interest Margin Rises to 3.44% Common Equity Tier 1 Capital Ratio of 12.98% | Return on Average Assets of 1.13% NEW YORK, January 25, 2024 – (Globe Newswire) – Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the fourth quarter ended December 31, 2023. Fourth Quarter 2023 Highlights (on a linked quarter basis) • Net income of $22.7 million, or $0.74 per diluted share, compared to $22.3 million, or $0.73 per diluted share. • Core net income1 of $22.1 million, or $0.72 per diluted share, compared to $23.3 million, or $0.76 per diluted share. • A tax adjustment of $3.3 million detracted $0.11 per diluted share from both GAAP and core net income. Deposits and Liquidity • Total deposits increased $21.1 million, or 0.3%, to $7.0 billion including a $149.7 million decline in Brokered CDs. • Excluding Brokered CDs, on-balance sheet deposits increased $170.8 million or 2.6% to $6.8 billion. • Political deposits increased $236.1 million, or 24.8%, to $1.2 billion. • Off-balance sheet deposits totaled $303.1 million, comprised primarily of transactional political deposits and transitional deposits scheduled for our Trust business. • Average cost of deposits excluding Brokered CDs, increased 14 basis points to 125 basis points for the quarter, where non-interest-bearing deposits comprised 43% of total deposits, nearly identical to the prior quarter. • Cash, off-balance sheet deposits, and borrowing capacity, totaled $3.0 billion (immediately available) plus unpledged securities (two-day availability) of $582 million for total liquidity within two-days of $3.6 billion (89% of total uninsured deposits). Assets and Margin • Net loans receivable increased $48.7 million, or 1.1%, to $4.3 billion. • Total PACE assessments grew $21.5 million, or 1.9% to $1.1 billion. • Net interest income grew $3.6 million, or 5.63%, to $67.3 million. • Net interest margin expanded 15 basis points to 3.44%. Investments and Capital • Tangible common equity1 ratio of 7.16%, representing a fifth consecutive quarter of improvement. • Traditional available-for-sale securities, which are 70% of the traditional securities portfolio, had unrealized losses of 6.7%, with an effective duration of 1.9 years. • Traditional held-to-maturity securities, which are 30% of the traditional securities portfolio, had unrecognized losses of 7.2%, with an effective duration of 4.1 years. • Regulatory capital remains above bank “well capitalized” standards. • Leverage ratio of 8.07%, increasing 18 basis points from the prior quarter and Common Equity Tier 1 ratio of 12.98% representing a conservative asset mix. Share Repurchase • Repurchased approximately 65,000 shares, or $1.1 million of common stock under the Company’s $40 million share repurchase program announced in the first quarter of 2022, with $19.8 million of remaining capacity. 1 1 Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

Full Year 2023 Highlights (from year end 2022) • Net income of $88.0 million, or $2.86 per diluted share, compared to $81.5 million, or $2.61 per diluted share, an increase of 8.0%. • Core net income1 was $90.5 million, or $2.94 per diluted share, as compared to $87.2 million, or $2.79 per diluted share, an increase of 3.8%. • Total deposits increased by $417.0 million, or 6.3% to $7.0 billion. • Net loans receivable increased $284.6 million, or 7.0%, to $4.3 billion. • Total PACE assessments increased $218.0 million, or 23.9%, to $1.1 billion. • Net interest income increased $21.5 million or 9.0%, to $261.3 million compared to $239.8 million. • Nonperforming assets were stable, increasing 6 basis points to $34.2 million or 0.43% of total assets. • Classified or criticized assets improved by 12 basis points to 2.48% of total loans. Priscilla Sims Brown, President and Chief Executive Officer, commented, “We are operating in an enviable position of managing deposit liquidity instead of searching for it. In today's highly constrained liquidity environment, we are punching well above our weight, giving us many options to deliver above peer returns.” Fourth Quarter Earnings Net income for the fourth quarter of 2023 was $22.7 million, or $0.74 per diluted share, compared to $22.3 million, or $0.73 per diluted share, for the third quarter of 2023. The $0.4 million increase during the quarter was primarily driven by a $3.6 million increase in net interest income and a $2.6 million increase in non-interest income, offset by a $1.8 million increase in provision for credit losses, and a $3.7 million increase in income tax expense primarily driven by a state and city tax examination that reduced the Bank’s net operating loss carryforwards, which resulted in additional tax liabilities and a write-down of deferred tax assets totaling $3.3 million. Core net income1 for the fourth quarter of 2023 was $22.1 million, or $0.72 per diluted share, compared to $23.3 million, or $0.76 per diluted share, for the third quarter of 2023. Excluded from core net income for the quarter, pre-tax was $2.3 million of losses on the sale of securities, and $3.3 million of tax credits from our solar tax equity investments. Excluded from the third quarter of 2023, pre-tax was $1.7 million of losses on the sale of securities, $0.6 million of pre-tax gains on subordinated debt repurchases, and $0.3 million in severance costs. Net interest income was $67.3 million for the fourth quarter of 2023, compared to $63.7 million for the third quarter of 2023. Loan interest income increased $2.0 million driven by a $56.2 million increase in average loan balances coupled with a 12 basis point increase in loan yields. Interest income on securities increased $1.8 million driven by a 27 basis point increase in securities yield offset by a decrease in the average balance of securities of $32.6 million. The increase in interest income was offset by higher interest expense on total interest-bearing deposits of $2.2 million driven by a 14 basis point increase in cost and an increase in the average balance of total interest-bearing deposits of $128.7 million. The changes in deposit costs were primarily related to increased rates on select non-time deposit products and also a 55 basis point increase in the cost of time deposits. Net interest margin was 3.44% for the fourth quarter of 2023, an increase of 15 basis points from 3.29% in the third quarter of 2023. The increase is largely due to increased yields and average balances of interest-earning assets driven mainly by strong PACE originations and commercial lending portfolio repricing. Prepayment penalties had no impact on our net interest margin in the fourth quarter of 2023, which is the same as in the prior quarter. Provision for credit losses totaled an expense of $3.8 million for the fourth quarter of 2023 compared to an expense of $2.0 million in the third quarter of 2023. The expense in the fourth quarter is primarily driven by $4.7 million charge-off on a construction loan, partially offset by improvements in macro-economic forecasts used in the CECL model. 2

Core non-interest income1 was $8.5 million for the fourth quarter of 2023, compared to $7.8 million in the third quarter of 2023. The increase was primarily related to fees from our treasury investment services as well as fees earned from off- balance sheet reciprocal deposits. Core non-interest expense1 for the fourth quarter of 2023 was $37.7 million, an increase of $0.7 million from the third quarter of 2023. This was mainly driven by a $0.2 million increase in professional fees, and a $0.4 million increase in other expense primarily related to residential loan servicing expenses. Our provision for income tax expense was $12.5 million for the fourth quarter of 2023, compared to $8.8 million for the third quarter of 2023. The increase is primarily driven by a $3.3 million adjustment related to a state and city tax examination as previously mentioned. Excluding the tax adjustment, our effective tax rate for the fourth quarter of 2023 was 26.2%, compared to 28.4% for the third quarter of 2023. Balance Sheet Quarterly Summary Total assets were $8.0 billion at December 31, 2023, compared to $7.9 billion at September 30, 2023, in keeping with our strategy to keep our balance sheet flat. Notable changes within individual balance sheet line items include a $48.7 million increase in net loans receivable, and a $50.0 million increase in resell agreements. Additionally, deposits excluding Brokered CDs increased by $170.8 million while Brokered CDs decreased $149.7 million. Total net loans receivable, at December 31, 2023 were $4.3 billion, an increase of $48.7 million, or 1.1% for the quarter. The increase in loans is primarily driven by a $53.2 million increase in multifamily loans, a $29.3 million increase in the commercial real estate portfolio, and a $16.1 million increase in residential loans, offset by a $39.4 million decrease in commercial and industrial loans, mainly related to paydowns on revolving lines. During the quarter, criticized or classified loans increased $22.0 million largely related to the downgrade of an $18.7 million commercial and industrial loan to substandard and accruing. Total deposits at December 31, 2023 were $7.0 billion, an increase of $21.1 million, or 0.3%, during the quarter. Total deposits excluding Brokered CDs increased by $170.8 million to $6.8 billion, or a 2.6% increase. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.2 billion as of December 31, 2023, an increase of $236.1 million during this quarter, of which a substantial portion were moved off-balance sheet. Non-interest-bearing deposits represented 41% of average total deposits and 42% of ending total deposits for the quarter, contributing to an average cost of total deposits of 143 basis points. Super- core deposits1 totaled approximately $3.6 billion, had a weighted average life of 16 years, and comprised 53% of total deposits, excluding Brokered CDs. Total uninsured deposits were $4.0 billion, comprising 58% of total deposits. Excluding uninsured super-core deposits of approximately $2.6 billion, remaining uninsured deposits were approximately 21%-24% of total deposits with immediate liquidity coverage of 202%. Nonperforming assets totaled $34.2 million, or 0.43% of period-end total assets at December 31, 2023, a decrease of $2.3 million, compared with $36.5 million, or 0.46% on a linked quarter basis. The decrease in nonperforming assets was primarily driven by a charge-off of a $4.7 million construction loan and sale of a $1.2 million multifamily loan held for sale, offset by a $4.2 million increase in residential real estate nonaccrual loans. During the quarter, the allowance for credit losses on loans decreased $2.1 million to $65.7 million. The ratio of allowance to total loans was 1.49%, a decrease of 6 basis points from 1.55% in the third quarter of 2023. 3

Capital Quarterly Summary As of December 31, 2023, our Common Equity Tier 1 Capital ratio was 12.98%, Total Risk-Based Capital ratio was 15.64%, and Tier-1 Leverage Capital ratio was 8.07%, compared to 12.63%, 15.28% and 7.89%, respectively, as of September 30, 2023. Stockholders’ equity at December 31, 2023 was $585.4 million, an increase of $39.1 million during the quarter. The increase in stockholders’ equity was primarily driven by $22.7 million of net income for the quarter offset by $3.1 million in dividends paid at $0.10 per outstanding share, $1.1 million of common stock repurchases, and a $19.3 million improvement in accumulated other comprehensive loss due to the tax effected mark-to-market on our available for sale securities portfolio. Tangible book value per share was $18.74 as of December 31, 2023 compared to $17.43 as of September 30, 2023. Tangible common equity improved to 7.16% of tangible assets, compared to 6.72% as of September 30, 2023. Conference Call As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its fourth quarter results today, January 25, 2024 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Fourth Quarter 2023 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13743057. The telephonic replay will be available until February 1, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call. The presentation materials for the call can be accessed on the investor relations section of our website at https:// ir.amalgamatedbank.com/. About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of December 31, 2023, our total assets were $8.0 billion, total net loans were $4.3 billion, and total deposits were $7.0 billion. Additionally, as of December 31, 2023, our trust business held $41.7 billion in assets under custody and $14.8 billion in assets under management. Non-GAAP Financial Measures This release (and the accompanying financial information and tables) refer to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core non-interest income,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.” 4

Our management utilizes this information to compare our operating performance for December 31, 2023 versus certain periods in 2023 and 2022 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non- GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com. Terminology Certain terms used in this release are defined as follows: “Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and accelerated depreciation on solar equity investments, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income. “Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, restructuring/severance, and acquisitions. We believe the most directly comparable GAAP financial measure is total non- interest expense. “Core non-interest income” is defined as total non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and accelerated depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is non-interest income. “Core operating revenue” is defined as total net interest income plus “core non-interest income”. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average tangible common equity” is defined as “Core net income” divided by average “tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Super-core deposits” are defined as total deposits from commercial and consumer customers, with a relationship length of greater than 5 years. We believe the most directly comparable GAAP financial measure is total deposits. 5

“Tangible assets” are defined as total assets excluding, as applicable, goodwill and core deposit intangibles. We believe the most directly comparable GAAP financial measure is total assets. “Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity. "Traditional securities portfolio" is defined as total investment securities excluding PACE assessments. We believe the most directly comparable GAAP financial measure is total investment securities. 6

Forward-Looking Statements Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward- looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward- looking terminology such as “may,” “will,” “anticipate,” “aspire,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) uncertain conditions in the banking industry and in national, regional and local economies in our core markets, which may have an adverse impact on our business, operations and financial performance; (ii) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (iii) deposit outflows and subsequent declines in liquidity caused by factors that could include lack of confidence in the banking system, a deterioration in market conditions or the financial condition of depositors; (iv) changes in our deposits, including an increase in uninsured deposits; (v) unfavorable conditions in the capital markets, which may cause declines in our stock price and the value of our investments; (vi) continued fluctuation of the interest rate environment, including changes in net interest margin or changes that affect the yield curve on investments; (vii) potential deterioration in real estate collateral values; (viii) changes in legislation, regulation, public policies, or administrative practices impacting the banking industry, including increased regulation in the aftermath of recent bank failures; (ix) the outcome of legal or regulatory proceedings that may be instituted against us; (x) our inability to maintain the historical growth rate of the loan portfolio; (xi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (xii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (xiii) any matter that would cause us to conclude that there was impairment of any asset, including intangible assets; (xiv) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xv) increased competition for experienced members of the workforce including executives in the banking industry; (xvi) a failure in or breach of our operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xvii) increased regulatory scrutiny and exposure from the use of “big data” techniques, machine learning, and artificial intelligence; (xviii) a downgrade in our credit rating; (xix) increased political opposition to Environmental, Social and Governance (“ESG”) practices and Diversity, Equity and Inclusion (“DEI”) practices; (xx) physical and transitional risks related to climate change as they impact our business and the businesses that we finance; and (xxi) future repurchase of our shares through our common stock repurchase program. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172 7

Consolidated Statements of Income

($ in thousands)	Three Months Ended December 31, 2023 (unaudited)	Three Months Ended September 30, 2023 (unaudited)	Three Months Ended December 31, 2022 (unaudited)	Year Ended December 31, 2023 (unaudited)	Year Ended December 31, 2022
INTEREST AND DIVIDEND INCOME					
Loans	$ 51,551	$ 49,578	$ 42,492	$ 191,295	$ 145,649
Securities	42,014	39,971	35,567	161,003	110,654
Interest-bearing deposits in banks	2,419	1,687	485	5,779	2,186
Total interest and dividend income	95,984	91,236	78,544	358,077	258,489
INTEREST EXPENSE					
Deposits	25,315	23,158	5,682	81,124	11,056
Borrowed funds	3,350	4,350	5,516	15,642	7,593
Total interest expense	28,665	27,508	11,198	96,766	18,649
NET INTEREST INCOME	67,319	63,728	67,346	261,311	239,840
Provision for credit losses(1)	3,756	2,014	4,434	14,670	15,002
Net interest income after provision for credit losses	63,563	61,714	62,912	246,641	224,838
NON-INTEREST INCOME					
Trust Department fees	3,562	3,678	3,607	15,175	14,449
Service charges on deposit accounts	3,102	2,731	2,991	10,999	10,999
Bank-owned life insurance income	828	727	986	2,882	3,868
Losses on sale of securities	(2,340)	(1,699)	(1,373)	(7,392)	(3,637)
Gains (losses) on sale of loans, net	2	26	(578)	32	(610)
Loss on other real estate owned, net	—	—	(168)	—	(168)
Equity method investments income (loss)	3,671	550	(1,416)	4,932	(2,773)
Other income	581	767	177	2,708	1,769
Total non-interest income	9,406	6,780	4,226	29,336	23,897
NON-INTEREST EXPENSE					
Compensation and employee benefits	21,249	21,345	19,470	85,774	74,712
Occupancy and depreciation	3,421	3,349	3,345	13,605	13,723
Professional fees	2,426	2,222	1,684	9,637	10,417
Data processing	4,568	4,545	4,072	17,744	17,732
Office maintenance and depreciation	700	685	696	2,830	3,012
Amortization of intangible assets	222	222	262	888	1,047
Advertising and promotion	750	816	1,331	4,181	3,741
Federal deposit insurance premiums	1,000	1,200	788	4,018	3,228
Other expense	3,416	2,955	3,922	12,570	12,959
Total non-interest expense	37,752	37,339	35,570	151,247	140,571
Income before income taxes	35,217	31,155	31,568	124,730	108,164
Income tax expense	12,522	8,847	6,813	36,752	26,687
Net income	$ 22,695	$ 22,308	$ 24,755	$ 87,978	$ 81,477
Earnings per common share - basic	$ 0.75	$ 0.73	$ 0.81	$ 2.88	$ 2.64
Earnings per common share - diluted	$ 0.74	$ 0.73	$ 0.80	$ 2.86	$ 2.61

(1) In accordance with the adoption of the Current Expected Credit Losses ("CECL") standard on January 1, 2023, the provision for credit losses as of December 31, 2023 and September 30, 2023 is calculated under the current expected credit losses model. For December 31, 2022, the provision presented is the provision for loan losses calculated using the incurred loss model.

8

amalgamated FINANCIAL CORP.

Consolidated Statements of Financial Condition

($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Assets	(unaudited)	(unaudited)	
Cash and due from banks	$ 2,856	$ 5,494	$ 5,110
Interest-bearing deposits in banks	87,714	134,725	58,430
Total cash and cash equivalents	90,570	140,219	63,540
Securities:			
Available for sale, at fair value	1,483,042	1,491,450	1,812,476
Held-to-maturity, at amortized cost:			
Traditional securities, net of allowance for credit losses[1] of $54 and $55 at December 31, 2023 and September 30, 2023, respectively	620,232	612,026	629,424
PACE assessments, net of allowance for credit losses[1] of $667 and $670 at December 31, 2023 and September 30, 2023, respectively	1,076,602	1,069,834	911,877
	1,696,834	1,681,860	1,541,301
Loans held for sale	1,817	2,189	7,943
Loans receivable, net of deferred loan origination costs	4,411,319	4,364,745	4,106,002
Allowance for credit losses[1]	(65,691)	(67,815)	(45,031)
Loans receivable, net	4,345,628	4,296,930	4,060,971
Resell agreements	50,000	—	25,754
Federal Home Loan Bank of New York ("FHLBNY") stock, at cost	4,389	4,389	29,607
Accrued interest and dividends receivable	55,484	47,745	41,441
Premises and equipment, net	7,807	8,428	9,856
Bank-owned life insurance	105,528	105,708	105,624
Right-of-use lease asset	21,074	22,907	28,236
Deferred tax asset, net	56,603	63,322	62,507
Goodwill	12,936	12,936	12,936
Intangible assets, net	2,217	2,439	3,105
Equity method investments	13,024	11,813	8,305
Other assets	25,371	17,397	29,522
Total assets	$ 7,972,324	$ 7,909,732	$ 7,843,124
Liabilities			
Deposits	$ 7,011,988	$ 6,990,854	$ 6,595,037
Subordinated debt, net	70,546	70,427	77,708
FHLBNY advances	4,381	4,381	580,000
Other borrowings	230,000	230,000	—
Operating leases	30,646	33,242	40,779
Other liabilities	39,399	34,537	40,645
Total liabilities	7,386,960	7,363,441	7,334,169
Stockholders' equity			
Common stock, par value $.01 per share	307	307	307
Additional paid-in capital	288,232	287,579	286,947
Retained earnings	388,033	368,420	330,275
Accumulated other comprehensive loss, net of income taxes	(86,004)	(105,294)	(108,707)
Treasury stock, at cost	(5,337)	(4,854)	—
Total Amalgamated Financial Corp. stockholders' equity	585,231	546,158	508,822
Noncontrolling interests	133	133	133
Total stockholders' equity	585,364	546,291	508,955
Total liabilities and stockholders' equity	$ 7,972,324	$ 7,909,732	$ 7,843,124

(1) In accordance with the adoption of the CECL standard on January 1, 2023, the allowance for credit losses on both loans and securities as of December 31, 2023 and September 30, 2023 is calculated under the current expected credit losses model. For December 31, 2022, no allowance was calculated on securities, and the allowance on loans presented is the allowance for loan losses calculated using the incurred loss model.

9

Select Financial Data As of and for the As of and for the Three Months Ended Year Ended December 31, September 30, December 31, December 31, (Shares in thousands) 2023 2023 2022 2023 2022 Selected Financial Ratios and Other Data: Earnings per share Basic $ 0.75 $ 0.73 $ 0.81 $ 2.88 $ 2.64 Diluted 0.74 0.73 0.80 2.86 2.61 Core net income (non-GAAP) Basic $ 0.73 $ 0.76 $ 0.89 $ 2.96 $ 2.83 Diluted 0.72 0.76 0.87 2.94 2.79 Book value per common share (excluding minority interest) $ 19.23 $ 17.93 $ 16.57 $ 19.23 $ 16.57 Tangible book value per share (non-GAAP) $ 18.74 $ 17.43 $ 16.05 $ 18.74 $ 16.05 Common shares outstanding, par value $.01 per share(1) 30,428 30,459 30,700 30,428 30,700 Weighted average common shares outstanding, basic 30,418 30,481 30,679 30,555 30,818 Weighted average common shares outstanding, diluted 30,616 30,590 31,055 30,785 31,193 (1) 70,000,000 shares authorized; 30,736,141, 30,736,141, and 30,700,198 shares issued for the periods ended December 31, 2023, September 30, 2023, and December 31, 2022 respectively, and 30,428,359, 30,458,781, and 30,700,198 shares outstanding for the periods ended December 31, 2023, September 30, 2023, and December 31, 2022 respectively 10 amalgamated FINANCIAL CORP.

Select Financial Data

	As of and for the Three Months Ended			As of and for the Year Ended December 31,	
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
Selected Performance Metrics:					
Return on average assets	1.13 %	1.12 %	1.26 %	1.12 %	1.05 %
Core return on average assets (non-GAAP)	1.10 %	1.17 %	1.38 %	1.15 %	1.13 %
Return on average equity	16.23 %	16.43 %	19.89 %	16.57 %	15.65 %
Core return on average tangible common equity (non-GAAP)	16.22 %	17.67 %	22.58 %	17.55 %	17.30 %
Average equity to average assets	6.95 %	6.82 %	6.32 %	6.74 %	6.74 %
Tangible common equity to tangible assets (non-GAAP)	7.16 %	6.72 %	6.30 %	7.16 %	6.30 %
Loan yield	4.68 %	4.56 %	4.24 %	4.49 %	4.03 %
Securities yield	5.21 %	4.94 %	4.08 %	4.93 %	3.14 %
Deposit cost	1.43 %	1.33 %	0.34 %	1.17 %	0.16 %
Net interest margin	3.44 %	3.29 %	3.56 %	3.41 %	3.22 %
Efficiency ratio [(1)]	49.20 %	52.96 %	49.70 %	52.04 %	53.30 %
Core efficiency ratio (non-GAAP)	49.73 %	51.71 %	47.65 %	51.33 %	51.68 %
Asset Quality Ratios:					
Nonaccrual loans to total loans	0.75 %	0.79 %	0.53 %	0.75 %	0.53 %
Nonperforming assets to total assets	0.43 %	0.46 %	0.37 %	0.43 %	0.37 %
Allowance for credit losses on loans to nonaccrual loans[(2)]	197.97 %	197.58 %	207.53 %	197.97 %	207.53 %
Allowance for credit losses on loans to total loans[(2)]	1.49 %	1.55 %	1.10 %	1.49 %	1.10 %
Annualized net charge-offs (recoveries) to average loans	0.51 %	0.27 %	0.15 %	0.33 %	0.16 %
Capital Ratios:					
Tier 1 leverage capital ratio	8.07 %	7.89 %	7.52 %	8.07 %	7.52 %
Tier 1 risk-based capital ratio	12.98 %	12.63 %	12.31 %	12.98 %	12.31 %
Total risk-based capital ratio	15.64 %	15.28 %	14.87 %	15.64 %	14.87 %
Common equity tier 1 capital ratio	12.98 %	12.63 %	12.31 %	12.98 %	12.31 %

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

(2) In accordance with the adoption of the CECL standard on January 1, 2023, the allowance for credit losses on loans as of December 31, 2023 and September 30, 2023 are calculated under the current expected credit losses model. For December 31, 2022, the allowance on loans presented is the allowance for loan losses calculated using the incurred loss model.

11

amalgamated FINANCIAL CORP.

Loan and PACE Assessments Portfolio Composition

(In thousands)	At December 31, 2023		At September 30, 2023		At December 31, 2022	
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:						
Commercial and industrial	$ 1,010,998	22.9 %	$ 1,050,355	24.1 %	$ 925,641	22.5 %
Multifamily	1,148,120	26.1 %	1,094,955	25.1 %	967,521	23.6 %
Commercial real estate	353,432	8.0 %	324,139	7.4 %	335,133	8.2 %
Construction and land development	23,626	0.5 %	28,326	0.6 %	37,696	0.9 %
Total commercial portfolio	2,536,176	57.5 %	2,497,775	57.2 %	2,265,991	55.2 %
Retail portfolio:						
Residential real estate lending	1,425,596	32.3 %	1,409,530	32.3 %	1,371,779	33.5 %
Consumer solar[(1)]	408,260	9.3 %	415,324	9.5 %	416,849	10.2 %
Consumer and other [(1)]	41,287	0.9 %	42,116	1.0 %	47,150	1.1 %
Total retail	1,875,143	42.5 %	1,866,970	42.8 %	1,835,778	44.8 %
Total loans held for investment	4,411,319	100.0 %	4,364,745	100.0 %	4,101,769	100.0 %
Net deferred loan origination costs[(2)]	—		—		4,233	
Allowance for credit losses[(3)]	(65,691)		(67,815)		(45,031)	
Loans receivable, net	$ 4,345,628		$ 4,296,930		$ 4,060,971	
PACE assessments:						
Held-to-maturity, at amortized cost	1,077,269	95.3 %	1,070,504	96.5 %	911,877	100.0 %
Available for sale, at fair value	53,303	4.7 %	38,526	3.5 %	—	— %
Total PACE assessments	1,130,572	100.0 %	1,109,030	100.0 %	911,877	100.0 %
Allowance for credit losses[(3)]	(667)		(670)		—	
Total PACE assessments, net	$ 1,129,905		$ 1,108,360		$ 911,877	

(1) The Company adopted the CECL standard on January 1, 2023. As a result, the classification of loan segments was updated, and all loan balances for presented periods have been reclassified.
(2) With the adoption of the CECL standard, loans balances as of December 31, 2023 and September 30, 2023 are presented at amortized cost, net of deferred loan origination costs.
(3) With the adoption of the CECL standard, the allowance for credit losses on both loans and securities as of December 31, 2023 and September 30, 2023 are calculated under the current expected credit losses model. For December 31, 2022, no allowance was calculated on securities, and the allowance on loans presented is the allowance for loan losses calculated using the incurred loss model.

12

Net Interest Income Analysis

(In thousands)	Three Months Ended								
	December 31, 2023			September 30, 2023			December 31, 2022		
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:									
Interest-bearing deposits in banks	$ 190,994	$ 2,419	5.02 %	$ 170,830	$ 1,687	3.92%	$ 85,886	$ 485	2.24%
Securities[1]	3,175,784	41,741	5.21 %	3,208,334	39,971	4.94%	3,400,994	34,939	4.08%
Resell agreements	16,848	273	6.43 %	—	—	0.00%	46,909	628	5.31%
Loans receivable, net[2][3]	4,370,946	51,551	4.68 %	4,314,767	49,578	4.56%	3,977,554	42,492	4.24%
Total interest-earning assets	7,754,572	95,984	4.91 %	7,693,931	91,236	4.70%	7,511,343	78,544	4.15%
Non-interest-earning assets:									
Cash and due from banks	5,357			6,129			5,267		
Other assets	220,580			204,506			289,979		
Total assets	$ 7,980,509			$ 7,904,566			$ 7,806,589		
Interest-bearing liabilities:									
Savings, NOW and money market deposits	$ 3,629,658	$ 19,808	2.17 %	$ 3,446,027	$ 17,157	1.98%	$ 2,967,150	$ 5,161	0.69%
Time deposits	183,225	1,423	3.08 %	176,171	1,122	2.53%	167,138	174	0.41%
Brokered CDs	309,378	4,084	5.24 %	371,329	4,879	5.21%	37,047	347	3.72%
Total interest-bearing deposits	4,122,261	25,315	2.44 %	3,993,527	23,158	2.30%	3,171,335	5,682	0.71%
Other borrowings	304,869	3,350	4.36 %	376,585	4,350	4.58%	545,303	5,514	4.01%
Total interest-bearing liabilities	4,427,130	28,665	2.57 %	4,370,112	27,508	2.50%	3,716,638	11,196	1.20%
Non-interest-bearing liabilities:									
Demand and transaction deposits	2,921,961			2,920,737			3,522,352		
Other liabilities	76,588			74,964			73,838		
Total liabilities	7,425,679			7,365,813			7,312,828		
Stockholders' equity	554,830			538,753			493,761		
Total liabilities and stockholders' equity	$ 7,980,509			$ 7,904,566			$ 7,806,589		
Net interest income / interest rate spread		$ 67,319	2.34 %		$ 63,728	2.20%		$ 67,348	2.95%
Net interest-earning assets / net interest margin	$ 3,327,442		3.44 %	$ 3,323,819		3.29%	$ 3,794,705		3.56%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 6,734,844		1.25 %	$ 6,542,935		1.11%	$ 6,656,640		0.32%
Total deposits / total cost of deposits	$ 7,044,222		1.43 %	$ 6,914,264		1.33%	$ 6,693,687		0.34%
Total funding / total cost of funds	$ 7,349,091		1.55 %	$ 7,290,849		1.50%	$ 7,238,990		0.61%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income

(2) Amounts are net of deferred origination costs. With the adoption of the CECL standard on January 1, 2023, the average balance of the allowance for credit losses on loans was reclassified for all presented periods to other assets to allow for comparability.

(3) Includes prepayment penalty interest income in 4Q2023, 3Q2023, and 4Q2022 of $167, $0, and $82, respectively (in thousands)

13

amalgamated FINANCIAL CORP.

Net Interest Income Analysis

(In thousands)	Year Ended December 31, 2023 Average Balance	Income / Expense	Yield / Rate	December 31, 2022 Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:						
Interest-bearing deposits in banks	$ 142,053	$ 5,779	4.07%	$ 258,214	$ 2,186	0.85%
Securities[1]	3,250,788	160,298	4.93%	3,391,056	106,417	3.14%
Resell agreements	10,233	705	6.89%	182,304	4,237	2.32%
Loans receivable, net [2][3]	4,259,195	191,295	4.49%	3,615,437	145,649	4.03%
Total interest-earning assets	7,662,269	358,077	4.67%	7,447,011	258,489	3.47%
Non-interest-earning assets:						
Cash and due from banks	5,140			7,126		
Other assets	208,902			273,028		
Total assets	$ 7,876,311			$ 7,727,165		
Interest-bearing liabilities:						
Savings, NOW and money market deposits	$ 3,344,407	$ 59,818	1.79%	$ 2,981,688	$ 10,068	0.34%
Time deposits	167,167	3,452	2.07%	185,692	638	0.34%
Brokered CDs	364,833	17,854	4.89%	9,338	349	3.74%
Total interest-bearing deposits	3,876,407	81,124	2.09%	3,176,718	11,055	0.35%
Other borrowings	350,039	15,642	4.47%	200,726	7,592	3.78%
Total interest-bearing liabilities	4,226,446	96,766	2.29%	3,377,444	18,647	0.55%
Non-interest-bearing liabilities:						
Demand and transaction deposits	3,045,013			3,746,152		
Other liabilities	73,770			82,931		
Total liabilities	7,345,229			7,206,527		
Stockholders' equity	531,082			520,638		
Total liabilities and stockholders' equity	$ 7,876,311			$ 7,727,165		
Net interest income / interest rate spread		$ 261,311	2.38%		$ 239,842	2.92%
Net interest-earning assets / net interest margin	$ 3,435,823		3.41%	$ 4,069,567		3.22%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 6,556,587		0.96%	$ 6,913,532		0.15%
Total deposits / total cost of deposits	$ 6,921,420		1.17%	$ 6,922,870		0.16%
Total funding / total cost of funds	$ 7,271,459		1.33%	$ 7,123,596		0.26%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income
(2) Amounts are net of deferred origination costs. With the adoption of the CECL standard on January 1, 2023, the average balance of the allowance for credit losses on loans was reclassified for all presented periods to other assets to allow for comparability.
(3) Includes prepayment penalty interest income in December YTD 2023 and December YTD 2022 of $0.1 million and $1.7 million, respectively

14

amalgamated FINANCIAL CORP.

Deposit Portfolio Composition

(In thousands)	Three Months Ended					
	December 31, 2023		September 30, 2023		December 31, 2022	
	Ending Balance	Average Balance	Ending Balance	Average Balance	Ending Balance	Average Balance
Non-interest-bearing demand deposit accounts	$ 2,940,398	$ 2,921,961	$ 2,808,300	$ 2,920,737	$ 3,331,067	$ 3,522,352
NOW accounts	200,382	191,889	192,654	192,883	206,434	200,633
Money market deposit accounts	3,100,681	3,090,805	3,059,982	2,893,930	2,445,396	2,385,446
Savings accounts	340,860	346,964	357,470	359,214	386,190	381,071
Time deposits	187,457	183,225	180,529	176,171	151,699	167,138
Brokered CDs	242,210	309,378	391,919	371,329	74,251	37,047
Total deposits	$ 7,011,988	$ 7,044,222	$ 6,990,854	$ 6,914,264	$ 6,595,037	$ 6,693,687
Total deposits excluding Brokered CDs	$ 6,769,778	$ 6,734,844	$ 6,598,935	$ 6,542,935	$ 6,520,786	$ 6,656,640

	Three Months Ended					
	December 31, 2023		September 30, 2023		December 31, 2022	
	Average Rate Paid[(1)]	Cost of Funds	Average Rate Paid[(1)]	Cost of Funds	Average Rate Paid[(1)]	Cost of Funds
Non-interest-bearing demand deposit accounts	0.00%	0.00%	0.00 %	0.00%	0.00%	0.00%
NOW accounts	0.99%	1.00%	0.95 %	1.01%	0.73%	0.52%
Money market deposit accounts	2.89%	2.35%	2.31 %	2.14%	0.94%	0.74%
Savings accounts	1.20%	1.15%	1.16 %	1.14%	0.75%	0.49%
Time deposits	3.01%	3.08%	2.88 %	2.53%	2.57%	0.41%
Brokered CDs	5.09%	5.24%	5.14 %	5.21%	3.84%	3.72%
Total deposits	1.62%	1.43%	1.46 %	1.33%	0.52%	0.34%
Interest-bearing deposits excluding brokered CDs	2.65%	2.21%	2.16 %	2.00%	1.07%	0.68%

(1) Average rate paid is calculated as the weighted average of spot rates on deposit accounts as of December 31, 2023.

15

Asset Quality (In thousands) December 31, 2023 September 30, 2023 December 31, 2022 Loans 90 days past due and accruing $ — $ — $ — Nonaccrual loans held for sale 989 2,189 6,914 Nonaccrual loans - Commercial 23,189 28,041 18,308 Nonaccrual loans - Retail 9,994 6,283 3,391 Nonaccrual securities 31 31 36 Total nonperforming assets $ 34,203 $ 36,544 $ 28,649 Nonaccrual loans: Commercial and industrial $ 7,533 $ 7,575 $ 9,629 Multifamily — — 3,828 Commercial real estate 4,490 4,575 4,851 Construction and land development 11,166 15,891 — Total commercial portfolio 23,189 28,041 18,308 Residential real estate lending 7,218 3,009 1,807 Consumer solar 2,673 2,817 1,584 Consumer and other 103 457 — Total retail portfolio 9,994 6,283 3,391 Total nonaccrual loans $ 33,183 $ 34,324 $ 21,699 Nonaccrual loans to total loans 0.75% 0.79% 0.53 % Nonperforming assets to total assets 0.43% 0.46% 0.37 % Allowance for credit losses on loans to nonaccrual loans 198% 198% 208 % Allowance for credit losses on loans to total loans 1.49% 1.55% 1.10 % Annualized net charge-offs (recoveries) to average loans 0.51% 0.27% 0.16% 16

Credit Quality December 31, 2023 September 30, 2023 December 31, 2022 ($ in thousands) Criticized and classified loans Commercial and industrial $ 69,843 $ 45,959 $ 32,004 Multifamily 10,306 10,999 19,860 Commercial real estate 8,637 8,762 35,180 Construction and land development 11,166 15,891 16,426 Residential real estate lending 7,218 3,009 1,807 Consumer solar 2,673 2,817 1,584 Consumer and other 103 457 — Total loans $ 109,946 $ 87,894 $ 106,861 Criticized and classified loans to total loans Commercial and industrial 1.58% 1.05% 0.78 % Multifamily 0.23% 0.25% 0.48 % Commercial real estate 0.20% 0.20% 0.86 % Construction and land development 0.25% 0.36% 0.40 % Residential real estate lending 0.16% 0.07% 0.04 % Consumer solar 0.06% 0.06% 0.04 % Consumer and other — % 0.01% — % Total loans 2.48% 2.00% 2.60% 17 amalgamated FINANCIAL CORP.

Reconciliation of GAAP to Non-GAAP Financial Measures

The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the Three Months Ended			As of and for the Year Ended	
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Core operating revenue					
Net Interest income (GAAP)	$ 67,319	$ 63,728	$ 67,346	$ 261,311	$ 239,840
Non-interest income	9,406	6,780	4,226	29,336	23,897
Less: Securities (gain) loss	2,340	1,699	1,373	7,392	3,637
Less: Subdebt repurchase gain	—	(637)	—	(1,417)	(617)
Add: Tax (credits) depreciation on solar investments	(3,251)	—	1,706	(3,251)	3,811
Core operating revenue (non-GAAP)	$ 75,814	$ 71,570	$ 74,651	$ 293,371	$ 270,568
Core non-interest expense					
Non-interest expense (GAAP)	$ 37,752	$ 37,339	$ 35,570	$ 151,247	$ 140,571
Less: Other one-time expenses[(1)]	(47)	(332)	—	(665)	(738)
Core non-interest expense (non-GAAP)	$ 37,705	$ 37,007	$ 35,570	$ 150,582	$ 139,833
Core net income					
Net Income (GAAP)	$ 22,695	$ 22,308	$ 24,755	$ 87,979	$ 81,477
Less: Securities (gain) loss	2,340	1,699	1,373	7,392	3,637
Less: Subdebt repurchase gain	—	(637)	—	(1,417)	(617)
Add: Other one-time expenses	47	332	—	665	738
Add: Tax (credits) depreciation on solar investments	(3,251)	—	1,706	(3,251)	3,811
Less: Tax on notable items	227	(396)	(664)	(909)	(1,867)
Core net income (non-GAAP)	$ 22,058	$ 23,306	$ 27,170	$ 90,459	$ 87,179
Tangible common equity					
Stockholders' equity (GAAP)	$ 585,364	$ 546,291	$ 508,955	$ 585,364	$ 508,955
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(2,217)	(2,439)	(3,105)	(2,217)	(3,105)
Tangible common equity (non-GAAP)	$ 570,078	$ 530,783	$ 492,781	$ 570,078	$ 492,781
Average tangible common equity					
Average stockholders' equity (GAAP)	$ 554,830	$ 538,753	$ 493,761	$ 531,082	$ 520,638
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(2,325)	(2,547)	(3,232)	(2,656)	(3,622)
Average tangible common equity (non-GAAP)	$ 539,436	$ 523,137	$ 477,460	$ 515,357	$ 503,947
Core return on average assets					
Denominator: Total average assets (GAAP)	$ 7,980,509	$ 7,904,566	$ 7,806,589	$ 7,876,312	$ 7,727,165
Core return on average assets (non-GAAP)	1.10%	1.17%	1.38%	1.15%	1.13%
Core return on average tangible common equity					
Denominator: Average tangible common equity	$ 539,436	$ 523,137	$ 477,460	$ 515,357	$ 503,947
Core return on average tangible common equity (non-GAAP)	16.22%	17.67%	22.58%	17.55%	17.30%
Core efficiency ratio					
Numerator: Core non-interest expense (non-GAAP)	37,705	37,007	35,570	150,582	139,834
Core efficiency ratio (non-GAAP)	49.74%	51.71%	47.65%	51.33%	51.68%

(1) Severance expense for positions eliminated plus, for 2022, expenses related to the termination of the merger agreement with Amalgamated Bank of Chicago.

18